EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

by and between

ALEXANDRIA REAL ESTATE EQUITIES, INC.

a Maryland corporation

and

NANCY J. KELLEY,

an individual

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is entered into by and between ALEXANDRIA REAL ESTATE EQUITIES, INC., a Maryland corporation ("Corporation"), and NANCY J. KELLEY, an individual (the "Officer") (hereinafter, Corporation and Officer will be referred to collectively as the "Parties"), effective as of the 31st day of January, 2005 (the "Effective Date").

RECITAL

WHEREAS, Corporation desires to employ Officer as its Senior Vice President-Business Development and Strategic Operations, and Officer is willing to accept such employment by Corporation, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows.

AGREEMENT

  Position and Duties; Location.

  Officer agrees to be employed by and to serve Corporation as its Senior Vice President-Business Development and Strategic Operations or in such other capacity as may be determined by the Board of Directors of Corporation (the "Board"). Corporation agrees to employ and retain Officer in such capacities. Officer shall devote Officer's full business time, energy, and skill to the affairs of Corporation as shall be necessary to perform the duties of such positions. Officer shall report to the Chief Executive Officer of Corporation ("CEO") or such other officer as the CEO shall direct, and shall perform such duties as are assigned by the CEO, consistent with a Senior Vice President-level position within the Corporation. Officer shall be based in a new office of Corporation offices in Cambridge, Massachusetts, except for required travel on Corporation's business. CEO will consult with Officer about the terms of any lease for the new Cambridge office prior to entering into the lease. Corporation acknowledges and agrees that Officer is permitted to continue serving on the boards of directors for the non-profit organizations listed in Exhibit A, provided that: (a) such organizations provide Officer with directors and officers insurance coverage that is reasonably deemed to be a prudent level of coverage by the CEO; and (b) Officer's activities for such organizations do not interfere unreasonably with Officer's performance of her duties for the Corporation.

  Compensation, Benefits and Reimbursement.

    2.1 Salary.

      Base Salary. Corporation agrees to pay Officer an annual Base Salary ("Base Salary") of three hundred thousand dollars ($300,000), or such other amount as may from time-to- time be determined by Corporation. Unless otherwise agreed in writing by Officer and Corporation, Base Salary shall be payable in substantially equal semimonthly installments in accordance with the standard policies of Corporation in existence from time-to-time.

      Adjustments in Base Salary. Officer's Base Salary shall be reviewed for the possibility of adjustments no less frequently than on each anniversary of the Effective Date by the Board (or such committee as may be appointed by the Board for such purpose). The Base Salary payable to Officer may be increased on each such date (and such other times as the Board or a committee of the Board may deem appropriate) to an amount determined by the CEO with the concurrence of the Board (or a committee of the Board). Each such new Base Salary shall become the base for each successive year increase. Any increase in Base Salary or other compensation shall in no way limit or reduce any other obligations of Corporation hereunder. Once established at an increased specified rate, Officer's Base Salary shall not be reduced unless Officer otherwise agrees in writing.

    2.2 Signing and Retention Bonus. On the Effective Date, Officer will receive a signing and retention bonus of fifty thousand dollars ($50,000), subject to standard payroll deductions and withholdings (the "Signing Bonus"). If, prior to the first anniversary of the Effective Date, Officer's employment terminates at Officer's request or Corporation terminates Officer's employment for Cause (as defined herein), then Officer must repay a portion of the Signing Bonus to Corporation, prorated based on Officer's actual length of employment during the period from the Effective Date through one year after the Effective Date.

    2.3 Annual Discretionary Cash Performance and Retention Bonus. If Officer is in good standing as determined by the CEO with the concurrence of the Board (or a committee of the Board), Officer shall be eligible for a discretionary annual bonus that rewards performance and promotes employee retention. Officer shall be eligible to receive such a discretionary bonus for each fiscal year of Corporation (or portion thereof) during which Officer is employed by Corporation, with the actual amount of any such bonus to be determined by the CEO with the concurrence of the Board (or a committee of the Board) based upon an evaluation of the Corporation's and Officer's performance during such year and such other factors and conditions as the CEO with the concurrence of the Board (or a committee of the Board) deems relevant. Any such bonus shall be payable, to the extent practicable, within one hundred and eighty-five (185) days after the end of Corporation's fiscal year to which such bonus relates. Annual discretionary cash bonuses are not deemed to be earned and payable unless Officer is employed by Corporation on the payment date.

    2.4 Annual Discretionary Restricted Stock Bonus. At the end of each fiscal year, Officer shall be eligible to be considered for an annual discretionary restricted stock bonus to be determined in Corporation's sole discretion, at the recommendation of the CEO, and by action of the Compensation Committee of the Board. Officer's performance and Corporation's performance will be the primary considerations in determining such bonus. Annual discretionary restricted stock bonuses are determined based on performance during the fiscal year.

    2.5 Equity Compensation. Subject to approval of the Compensation Committee of the Board, on the Effective Date, Officer will receive a restricted stock grant (the "Grant") of ten thousand (10,000) shares of restricted common stock of Corporation, subject to the following vesting schedule under which the shares will vest contingent upon Officer's continued employment as of each scheduled vesting date: (1) one quarter (1/4) of the Grant shares (2,500 shares) to vest on February 1, 2006; (2) one quarter (1/4) of the Grant shares (2,500 shares) to vest on February 1, 2007; (3) one quarter (1/4) of the Grant shares (2,500 shares) to vest on February 1, 2008; and (4) one quarter (1/4) of the Grant shares (2,500 shares) to vest on February 1, 2009. The Grant will be governed by the terms and conditions of the Corporation's standard form of Restricted Stock Agreement to be provided to Officer by the Corporation.

    2.6 Additional Benefits. Officer shall be entitled to the following additional benefits:

      Executive Benefits. Officer shall be eligible to participate in such Corporation's benefit and deferred compensation plans as are made available to executive officers of Corporation in accordance with the terms and conditions of such plans, including, without limitation, Corporation's stock incentive plans, annual incentive compensation plans, profit sharing/pension plans, deferred compensation plans, annual physical examinations, dental, vision, sick pay, disability, and medical plans, personal catastrophe and accidental death insurance plans, financial planning and automobile arrangements, retirement plans and supplementary Officer retirement plans, if any. Corporation shall pay one hundred percent (100%) of Officer's medical premiums under Corporation's medical plan and any other welfare benefit plans for which Officer qualifies that are in existence from time-to-time.

      Vacation. Officer shall be entitled to up to four (4) weeks of paid vacation annualized during each calendar year, prorated for partial years. Accrued vacation not taken during any calendar year may be carried forward to subsequent years; provided, that Officer may not accrue more than six (6) weeks of unused vacation at any time.

      Life Insurance. Corporation shall, at its sole cost and expense, procure and keep in effect, during Officer's employment with Corporation, term life insurance on the life of Officer, payable to such beneficiaries as Officer may from time-to-time designate, in the aggregate amount of One Million Dollars ($1,000,000). Such policy shall be owned by Officer or by a member of her immediate family. Corporation shall have no incidents of ownership therein.

      Disability Insurance. Corporation shall, at its sole cost and expense, procure and keep in effect disability insurance, payable to Officer in an annual amount not less than sixty percent (60%) of Officer's then existing Base Salary ("Disability Policy").

    2.7 Reimbursement for Expenses. Corporation shall reimburse Officer for all reasonable and necessary out-of-pocket business and/or entertainment expenses incurred by Officer for the purpose of and in connection with the performance of services pursuant to this Agreement. Officer shall be entitled to such reimbursement upon the presentation by Officer to Corporation of vouchers or other statements itemizing such expenses in reasonable detail consistent with Corporation's then existing policies. In addition, Officer shall be entitled to reimbursement for (i) dues and membership fees in professional organizations and/or industry associations in which Officer is currently a member or becomes a member, and (ii) appropriate industry seminars and mandatory continuing education.

    2.8 Withholding. Compensation and benefits paid to Officer under this Agreement shall be subject to applicable federal, state and local wage deductions and other deductions required by law.

  3. Confidential Information.

  Officer is required to sign, and abide by, the Corporation's Employee Proprietary Information and Inventions Agreement for Massachusetts employees (the "Proprietary Information Agreement"). Furthermore, in performing services under this Agreement, Officer is expected not to make unauthorized use or disclosure of any confidential or proprietary information of any former employer or other third party. Officer is expected to use only that information generally known and used by persons with training and experience comparable to Officer's, common knowledge in the industry or otherwise legally in the public domain, or otherwise provided or developed by Corporation or by Officer in the course of Officer's employment by Corporation. Officer represents that Officer is able to perform Officer's job duties within these guidelines, and that Officer is not in unauthorized possession of any confidential documents or other property belonging to any former employer or other third party. Officer further represents that Officer has disclosed to Corporation any contract Officer has signed that may restrict Officer's activities on behalf of the Corporation.

  4. Policies.

  Officer is required to acknowledge receipt of Corporation's Employee Handbook, as evidenced by signing and returning the acknowledgment form contained in the Handbook, and to abide by all of Corporation's policies and procedures as they may be adopted from time to time, including but not limited to those set forth in the Handbook. Officer is also required to sign and abide by the Corporation's Securities Trading Policies.

  5. Termination.

    5.1 At-Will Employment. Officer's employment relationship with Corporation is at-will. Accordingly, both Officer and Corporation may terminate the employment relationship at any time with or without Cause or Good Reason, and with or without advance notice.

    5.2 Termination Without Cause; Resignation for Good Reason. If at any time this Agreement is terminated by Corporation without Cause (as defined herein) or Officer resigns for Good Reason (as defined herein), and Officer provides Corporation with a signed general release of all claims substantially in the form attached hereto as Exhibit B and allows that release to become effective, then Corporation shall provide Officer with the following severance benefits:

      A lump sum payment equal to Officer's annual Base Salary then in effect, subject to standard payroll deductions and withholdings, payable within ten (10) days after Officer's last day of employment (the "Termination Date").

      Officer's target bonus for the fiscal year in which such termination occurs, as determined by the Board (or a Committee of the Board). If such target has not yet been determined, then Officer shall receive the average of the annual bonuses earned by Officer in the two (2) years immediately preceding the Termination Date (or if there are less than two (2) years immediately preceding the Termination Date, then Officer shall receive an amount equal to the bonus received in the immediately preceding year).

      Full and immediate vesting of any awards granted to Officer under Corporation's stock option or incentive compensation plans, including, but not limited to, any restricted stock awards.

    5.3 Termination for Cause; Resignation Without Good Reason; Death or Disability. If Corporation terminates Officer's employment at any time for Cause, or Officer resigns employment without Good Reason, or the Agreement is terminated due to Officer's death or Disability (as defined below), then Officer's Base Salary shall cease as of the Termination Date, and Officer will not be entitled to severance pay, accelerated vesting, or any other such compensation, other than payment of accrued salary, any earned compensation that has been deferred, and such other benefits as expressly required in such event by applicable law or the terms of any applicable benefit plans. Any awards granted to Officer under Corporation's stock option or incentive compensation plans shall cease vesting as of the Termination Date.

    5.4 Gross-Up. If any of the Total Payments (as hereinafter defined) will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (the "Excise Tax"), Corporation shall pay to Officer, no later than the tenth (10th) day following the Termination Date, an additional amount (the "Gross-Up Payment") such that the net amount retained by Officer, after deduction of any Excise Tax on the Total Payments and any federal, state and local income tax and excise tax upon the payment provided for by this Paragraph, shall be equal to the Total Payments. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all payments or benefits received or to be received by Officer in connection with the termination of Officer's employment following a Change in Control (whether payable pursuant to the terms of this Agreement or of any other plan, arrangement or agreement with Corporation, its successors, any person whose actions result in a Change in Control or any person affiliated (or which, as a result of the completion of the transactions causing a Change in Control, will become affiliated) with Corporation or such person within the meaning of Section 1504 of the Code (the "Total Payments")) shall be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel selected by Corporation's independent auditors and reasonably acceptable to Officer, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, and all "excess parachute payments" (within the meaning of Section 280G(b)(l) of the Code) shall be treated as subject to the Excise Tax, unless in the opinion of such tax counsel such excess parachute payments represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4)(B) of the Code, or are not otherwise subject to the Excise Tax, and (ii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Corporation's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Officer shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the residence of Officer on the Termination Date, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

  6. Definitions.

    6.1 Definition of Cause. For purposes of this Agreement, "Cause" shall mean any of the following:

      Officer's Material (as defined below) breach, repudiation or failure to comply with or perform any of the terms of this Agreement, Officer's Proprietary Information and Inventions Agreement, any of Officer's duties, or any of Corporation's policies or procedures (including without limitation any such policies or procedures relating to conflicts of interests or standards of business conduct) or deliberate interference with the compliance by any other employee of Corporation with any of the foregoing;

      The conviction or guilty plea of Officer for, or pleading by Officer of no contest (or similar plea) to, fraud, embezzlement, misappropriation of assets, malicious mischief, or any felony, other than a crime for which vicarious liability is imposed upon Officer solely by reason of Officer's position with Corporation and not by reason of Officer's conduct; or

      Substantial and continual nonperformance of Officer's duties under this Agreement that the Board determines has resulted in, or is likely to result in, material injury to Corporation.

    For purposes of this Agreement, "Material" shall mean a breach, repudiation or failure that the Board determines has resulted, or is likely to result, in material injury to Corporation. Before terminating the Agreement for Cause, Corporation first shall have given Officer written notice specifying the circumstances constituting Cause and thirty (30) days thereafter in which to cure such circumstances, and Officer shall have failed to cure; provided, however, that no such notice is required if the circumstances are not reasonably susceptible of cure.

    6.2 Definition of Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

      A material breach of this Agreement by Corporation, if such breach is not cured by Corporation within thirty (30) days after written notice thereof specifying the nature of such breach has been delivered to Corporation; or

      Following a Change in Control, without Officer's express written consent, a material breach of this Agreement by Corporation, including the occurrence of any of the following circumstances, which breach is not cured within thirty (30) days after written notice thereof specifying the nature of such breach has been delivered to Corporation:

        the assignment to Officer of any duties inconsistent with the position in Corporation that Officer held immediately prior to the Change in Control, or an adverse alteration in the nature or status of Officer's responsibilities from those in effect immediately prior to such change;

        a reduction by Corporation in Officer's annual Base Salary as in effect on the date thereof or as the same may be increased from time-to-time, except pursuant to an across-the-board salary reduction similarly affecting all officers of Corporation and all officers of any person or entity whose actions resulted in a Change in Control;

        the involuntary relocation of Officer's offices to a location outside the Boston metropolitan area, or Corporation's requiring Officer to travel on Corporation's business to an extent not substantially consistent with Officer's business travel obligations immediately prior to the Change in Control;

        the failure by Corporation to pay Officer any portion of Officer's current compensation except pursuant to an across-the-board compensation deferral similarly affecting all officers of Corporation and all officers of any person or entity whose actions resulted in a Change in Control;

        the failure by Corporation to pay Officer any portion of an installment of deferred compensation under any deferred compensation program of Corporation, within seven (7) days of the date such compensation is due;

        the failure by Corporation to continue in effect any compensation plan in which Officer participates immediately prior to the Change in Control which is material to Officer's total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by Corporation to continue Officer's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of participation relative to other participants, as existed at the time of the Change in Control;

        the failure by Corporation to continue to provide Officer with benefits substantially similar to those under any of Corporation's life insurance, medical, health and accident, or disability plans in which Officer was participating at the time of the Change in Control, the taking of any action by Corporation which would directly or indirectly materially reduce any of such benefits or deprive Officer of any material fringe benefit enjoyed by Officer at the time of the Change in Control, or the failure by Corporation to provide Officer with the number of paid vacation days to which Officer is entitled in accordance with Corporation's normal vacation policy in effect at the time of the Change in Control; or

        the failure of Corporation to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement.

    Officer's right to terminate Officer's employment for Good Reason shall not be affected by Officer's incapacity due to physical or mental illness. To terminate the Agreement for Good Reason, Officer shall deliver a written notice to Corporation within thirty (30) days after the occurrence constituting Good Reason, such notice to be provided at least thirty (30) days prior to the effective date of termination specified in such notice (which date shall be the Termination Date).

    6.3 Definition of Change in Control. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if:

      Any Person, as such term is used in section 3(a)(9) of the Securities Exchange Act of 1934, as amended from time-to-time (the "Exchange Act"), as modified and used in sections 13(d) and 14(d) thereof, (other than (A) the Corporation or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, or (E) a person or group as used in Rule 13d-1(b) under the Exchange Act) is or becomes the Beneficial Owner, as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation or its affiliates other than in connection with the acquisition by the Corporation or its affiliates of a business) representing twenty-five percent (25%) or more of the combined voting power of the Corporation's then outstanding securities; or

      The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

      There is consummated a merger or consolidation of the Corporation with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any subsidiary of the Corporation, at least fifty percent (50%) of the combined voting power of the securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation or its affiliates other than in connection with the acquisition by the Corporation or its affiliates of a business) representing twenty-five percent (25%) or more of the combined voting power of the Corporation's then outstanding securities; or

      The stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets, other than a sale or disposition by the Corporation of all or substantially all of the Corporation's assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale.

    6.4 Definition of Disability. For purposes of this Agreement, Disability means that Officer is unable to work by reason of disability for 180 days during any 365 day period for disability.

    7. Miscellaneous.

      7.1 Payment Obligations. Corporation's obligation to pay Officer the compensation and to make the arrangements provided herein shall be unconditional, and Officer shall have no obligation whatsoever to mitigate damages hereunder. If an arbitration after a Change in Control is brought to enforce or interpret any provision contained herein, Corporation shall, to the extent permitted by applicable law and Corporation's Charter and By-Laws, indemnify Officer for Officer's reasonable attorneys' fees and disbursements incurred in such arbitration, if the arbitrator makes a finding that all such claims were made in good faith upon a reasonable belief about probability of success on the merits.

      7.2 Waiver. Any waiver of the breach of any provision of this Agreement shall be in writing to be effective and shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

      7.3 Entire Agreement; Modifications. Except as otherwise provided herein, this Agreement (together with the Proprietary Information Agreement and any other agreements and plans referred to herein) represents the entire understanding among the Parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, representations, plans and negotiations, whether written or oral, with respect to the subject matter hereof, including without limitation any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements or other payments to Officer from Corporation. All modifications to this Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

      7.4 Notices. All notices and other communications under this Agreement shall be in writing and shall be given by facsimile or first-class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing or twenty-four (24) hours after transmission of a facsimile to the respective persons named below:

      If to Corporation: Alexandria Real Estate Equities, Inc.

      135 North Los Robles Avenue, Suite 250
      Pasadena, California 91101
      Phone: (626) 578-0777
      Facsimile: (626) 578-0770
      Attn: Joel S. Marcus, CEO

      Any party may change such party's address for notices by notice duly given pursuant hereto.

      7.5 Headings. The Paragraph headings herein are intended for reference only and shall not by themselves determine the construction or interpretation of this Agreement.

      7.6 Arbitration. To ensure the rapid and economical resolution of disputes that may arise in connection with Officer's employment with the Corporation, Officer and the Corporation agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the execution, enforcement, breach, performance, or interpretation of this Agreement, Officer's employment with the Corporation, or the termination of that employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in Los Angeles, California conducted by JAMS, Inc. ("JAMS") or its successor, under JAMS' then applicable rules and procedures. Officer acknowledges that by agreeing to this arbitration procedure, both Officer and the Corporation waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Officer will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator's essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that Officer or the Corporation would be entitled to seek in a court of law. The Corporation shall pay all JAMS arbitration fees in excess of the administrative fees that Officer would be required to pay if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Officer or the Corporation from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

      7.7 Severability. Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted and modified consistent with the intent of the parties insofar as possible rather than voided, and all other provisions of this Agreement shall be deemed valid and enforceable to the extent lawfully permitted.

      7.8 Survival of Corporation's Obligations. Corporation's obligations hereunder (including any indemnification or severance obligations) shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business, or similar event relating to Corporation. This Agreement shall not be terminated by any merger or consolidation or other reorganization of Corporation. In the event any such merger, consolidation or reorganization shall be accomplished by transfer of stock or by transfer of assets or otherwise, the provisions of this Agreement shall be binding upon and inure to the benefit of the surviving or resulting corporation or person. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the Parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by Corporation (except to an affiliate of the Corporation, in which event Corporation shall remain liable if the affiliate fails to meet any obligations to make payments or provide benefits or otherwise) or by Officer.

      7.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

      7.10 Indemnification. In addition to any rights to indemnification to which Officer is entitled under the Corporation's Charter and By-Laws, Corporation shall indemnify Officer at all times during and after Officer's employment to the maximum extent permitted under Section 2-418 of the General Corporation Law of the State of Maryland or any successor provision thereof and any other applicable state law, and shall pay Officer's expenses in defending any civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit, or proceeding, to the maximum extent permitted under such applicable state laws.

      7.11 Reference and Background Checks. Officer agrees that the offer of employment embodied in this Agreement is contingent upon completion of a reference check and background check (performed pursuant to Officer's specific written authorization) in a form satisfactory to Corporation. Corporation agrees to notify Officer upon the completion of such checks.

      7.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts, without regard to conflict of laws principles.

  IN WITNESS WHEREOF, the Parties hereto have executed this Agreement.

CORPORATION:
ALEXANDRIA REAL ESTATE EQUITIES, INC., a Maryland corporation By:/s/ Joel S. Marcus Joel S. Marcus Chief Executive Officer
OFFICER: /s/ Nancy J. Kelley Nancy J. Kelley Date: January 14, 2005